UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sport Chalet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

July 1, 2008

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Sport Chalet, Inc. to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 5, 2008, at 9:00 a.m. (local time).

The matters to be considered at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

The directors and officers of the Company will be present at the meeting, and will be available to respond to any questions and discuss the Company's operating results and future. I encourage you to attend in order to meet your directors and officers and to participate in the business of the meeting. However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card, or vote by telephone or the Internet, to ensure that your shares will be voted.

Finally, you will find enclosed a 20% off coupon for your use at any of our 52 stores. As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

Sincerely,

Craig Levra,
Chairman of the Board

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SPORT CHALET, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 5, 2008

Notice hereby is given that the annual meeting (the "Meeting") of the stockholders of Sport Chalet, Inc. (the "Company") will be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 5, 2008, at 9:00 a.m. (local time) for the following purposes:

1.
Election of Directors. To elect three Class 1 directors to hold office until the annual meeting of stockholders to be held in 2011, or until their respective successors have been elected and qualified. The Board of Directors has nominated Al D. McCready, Eric S. Olberz and Frederick H. Schneider for election as Class 1 directors at the Meeting.

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only holders of record of the Common Stock of the Company at the close of business on June 6, 2008 (the "Stockholders") are entitled to notice of and to vote, in person or by proxy, at the Meeting and at any adjournment or postponement thereof. For a period of at least ten days prior to the Meeting, a complete list of Stockholders will be open for examination by any stockholder during ordinary business hours at the Company's executive offices located at One Sport Chalet Drive, La Cañada, California 91011.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety. Pursuant to new rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you the accompanying proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2008 annual report to stockholders at our website at http://www.sportchalet.com. Web access to our proxy materials does not enable "cookies" that identify visitors to the website.

As set forth in the accompanying Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors. It is expected that these materials first will be mailed to Stockholders on or about July 1, 2008.

By Order of the Board of Directors,

SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary

La Cañada, California
July 1, 2008

IF YOU ARE A HOLDER OF RECORD ON THE RECORD DATE OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK YOU WILL RECEIVE A PROXY STATEMENT AND AN ACCOMPANYING PROXY WITH RESPECT TO EACH CLASS OF COMMON STOCK. TO ENSURE YOUR REPRESENTATION AT THE MEETING WITH RESPECT TO EACH CLASS OF COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY FOR THE OTHER CLASS OF COMMON STOCK THAT YOU OWN. YOU MAY ALSO VOTE BY TELEPHONE OR BY THE INTERNET. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE EXERCISE.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Matters to be Considered	1
Method of Voting	2
Revocation of Proxy	2
Voting Rights	2
Procedures for Stockholder Nominations	4
Cost of Solicitation of Proxies	4
Other Business	4
Security Ownership of Principal Stockholders and Management	5

PROPOSAL 1 - ELECTION OF DIRECTORS	7
Directors and Executive Officers	7
Committees of the Board	11
Meetings of the Board and Committees	11
Nominating Procedures and Criteria	12
Communications with Directors	12
Compensation of Directors	13
Compensation Committee Interlocks and Insider Participation	14
Code of Conduct	14
Audit Committee Report	14
Certain Relationships and Related Transactions	16
Compliance with Reporting Requirements of Section 16	17

COMPENSATION DISCUSSION AND ANALYSIS	18
The Compensation Committee	18
Compensation Philosophy	18
Compensation Committee Process	19
Elements of Executive Compensation	20
How and Why Executive Compensation Decisions Were Made	21
Tax and Accounting Implications	25
Conclusion	25
Compensation Committee Report	26

EXECUTIVE COMPENSATION	27
Summary Compensation Table	27
Grants of Plan-Based Awards	28
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	29
Outstanding Equity Awards At Fiscal Year-End	33
Option Exercises and Stock Vested	34
Pension Benefits	34
Nonqualified Deferred Compensation	34
Potential Payments Upon Termination or Change in Control	34
Equity Compensation Plan Information	37

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	38

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	39

ANNUAL REPORT ON FORM 10-K	39

SPORT CHALET, INC.
One Sport Chalet Drive
La Cañada, California 91011
(818) 949-5300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 5, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the stockholders of the Company (the "Meeting") to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 5, 2008, at 9:00 a.m. (local time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Only holders of record of the Class A Common Stock or the Class B Common Stock of the Company (the "Stockholders") at the close of business on June 6, 2008 (the "Record Date") are entitled to notice of and to vote, in person or by proxy, at the Meeting and any adjournment or postponement thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card (the "Proxy") and our 2008 annual report to stockholders first will be mailed to Stockholders on or about July 1, 2008.

Pursuant to new rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2008 annual report to stockholders are available at our website at http://www.sportchalet.com. Web access for our proxy materials does not enable "cookies" that identify visitors to the website.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.
Election of Directors. To elect three Class 1 directors to hold office until the annual meeting of stockholders to be held in 2011, or until their respective successors have been elected and qualified. The Board of Directors has nominated Al D. McCready, Eric S. Olberz and Frederick H. Schneider for election as Class 1 directors at the Meeting.

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Method of Voting

Stockholders can vote by proxy by means of the mail, telephone or the Internet, or by attending the Meeting and voting in person. If you vote by telephone or the Internet, you do not need to return the accompanying Proxy. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m., Eastern time, on August 4, 2008. If you hold Common Stock in "street name," you must either instruct your broker or nominee as to how to vote such shares or obtain a proxy, executed in your favor by your broker or nominee, to be able to vote at the Meeting.

Voting by Mail. If you choose to vote by mail, simply mark the accompanying Proxy and date, sign and return it in the postage-paid envelope provided. If the envelope is missing, please mail the completed Proxy to Sport Chalet, Inc., c/o Computershare Trust Company, N.A., 1745 Gardena Avenue, Glendale, California 91204, Attention: Proxy Department. You may also send the Proxy by facsimile to Computershare Trust Company, N.A., at (818) 502-1737. If you vote by mail or facsimile, the Proxy must be signed and dated by you or your authorized representative or agent. Craig L. Levra and Howard K. Kaminsky, the designated proxyholders (the "Proxyholders"), are members of the Company's management.

Voting by Telephone. You can vote by calling the toll-free telephone number on the Proxy. Voice prompts will instruct you how to vote your shares and confirm that your vote has been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see the Proxy for additional instructions.

Voting on the Internet. You can vote on the Internet at www.investorvote.com/SPCH. As with telephone voting, you can confirm that your vote has been properly recorded.

Revocation of Proxy

You may revoke a proxy at any time before it is exercised at the Meeting by submitting a written revocation, or a duly executed proxy bearing a later date, to the Company's Secretary at our principal executive offices located at One Sport Chalet Drive, La Cañada, California 91011 prior to the commencement of the Meeting. A Stockholder also may revoke a proxy by attending the Meeting and voting in person. Stockholders whose shares are held in "street name" should consult with their broker or nominee concerning the method for revoking their proxy.

Voting Rights

The authorized capital stock of the Company consists of (i) 46,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock"), of which 12,359,990 shares were issued and outstanding at the close of business on the Record Date, (ii) 2,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock"), of which 1,763,321 shares were issued and outstanding at the close of business on the Record Date, and (ii) 2,000,000 shares of preferred stock, $0.01 par value, none of which were issued and outstanding on the Record Date. The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the "Common Stock."

Each Stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the Record Date on each matter on which shares of such class of Common Stock are entitled to vote at the Meeting. The Certificate of Incorporation does not authorize cumulative voting in the election of directors.

One-third of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and "broker non-votes" (as defined below) will be counted for purposes of determining the presence of a quorum.

The Certificate of Incorporation provides that the holders of the Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. The Certificate of Incorporation divides the Board into three classes, with each class to be elected for a three-year term on a staggered basis. At the 2006 annual meeting of stockholders, the holders of the Class A Common Stock elected John R. Attwood as the Class A Director, to hold office until the annual meeting of stockholders to be held in 2009, or until his successor has been elected and qualified. Accordingly, at the Meeting the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of three Class 1 directors, to hold office until the annual meeting of stockholders to be held in 2011, or until their respective successors have been elected and qualified. The Board has nominated Al D. McCready, Eric S. Olberz and Frederick H. Schneider for election as Class 1 directors at the Meeting.

Each proposal described in this Proxy Statement, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions and broker non-votes will have no effect with respect of the election of directors. With respect to all other proposals submitted to the Stockholders, abstentions will be included in the number of shares present and entitled to vote with respect to a proposal and, accordingly, will have the effect of a vote "AGAINST" the proposal. However, broker non-votes with respect to any other proposal submitted to the Stockholders will not be counted as shares present and entitled to vote with respect to that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal).

Of the shares of Common Stock outstanding on the Record Date, 7,683,339 shares of Class A Common Stock (or approximately 62% of the issued and outstanding shares of Class A Common Stock) and 105,565 shares of Class B Common Stock (or approximately 6% of the issued and outstanding shares of Class B Common Stock), representing approximately 21% of the total voting power of the Class A Common Stock and the Class B Common Stock, were owned indirectly by Norbert Olberz (the "Founder"), as the co-trustee with his wife, Irene Olberz, of the Olberz Family Trust, a revocable grantor trust (the "Olberz Trust"). In addition, on the Record Date, Craig L. Levra, the Company’s Chairman of the Board, President and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President-Finance, Chief Financial Officer and Secretary, owned 84 and 81,932 shares, respectively, of Class A Common Stock (or less than 1% of the issued and outstanding shares of Class A Common Stock), and 796,912 and 277,071 shares, respectively, of Class B Common Stock (or approximately 61% of the issued and outstanding shares of Class B Common Stock), representing approximately 45% of the total voting power of the Class A Common Stock and the Class B Common Stock. As a result, Messrs. Olberz, Levra and Kaminsky will have the power to determine the outcome of any matter submitted to the Stockholders. Messrs. Olberz, Levra and Kaminsky have informed the Company that they intend to vote all shares owned by them "FOR" the election of the Board's nominees, and "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

If a Proxy is properly signed, dated and returned and is not revoked, the shares represented by the Proxy will be voted at the Meeting in accordance with the instructions given in the Proxy. If no instructions are given in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board's nominees, "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Brokers holding Common Stock in "street name" who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the Common Stock at his discretion in the election of directors or the appointment of the independent registered public accounting firm. However, brokers or nominees do not have the discretion to vote on certain other proposals without specific instructions from the beneficial owner. When a broker or nominee is unable to vote a client's shares on a proposal, the missing votes are referred to as "broker non-votes." If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares, your broker or nominee may, in his discretion, vote such shares "FOR" the election of the Board's nominees and "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

Procedures for Stockholder Nominations

Under the Company's Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders with respect to an election to be held at an annual or special meeting of stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Stockholder nominations submitted in accordance with the requirements of the Bylaws will be forwarded to the Corporate Governance and Nominating Committee. See "Proposal 1. Election of Directors – Nominating Procedures and Criteria."

Cost of Solicitation of Proxies

This Proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile or e-mail, or in person, to request that Proxies be furnished. No additional compensation will be paid for these services. The Company will furnish copies of solicitation materials to banks, brokerage houses and other custodians, nominees and fiduciaries to be forwarded to the beneficial owners of Common Stock held in their names. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy. Such authorization includes the authority to appoint a substitute nominee or nominees to the Board's nominees identified herein where death, illness or other circumstances arise which prevent any such director nominee from serving in such position and to vote such Proxy for such substitute nominee.

Security Ownership of Principal Stockholders and Management

The following table sets forth as of the Record Date certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of any class of the Common Stock (other than depositories), (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined below) and (iv) all of the Company's executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power (4)
Name and Address (1)	Shares (2)	% of Class (3)	Shares (2)	% of Class (3)

Norbert Olberz (5)	7,683,339	62.2%	105,565	6.0%	20.6%
John R. Attwood (6)	42,250	*	5,750	*	*
Donald J. Howard (7)	23,000	*	3,000	*	*
Al D. McCready (6)	37,000	*	5,000	*	*
Eric S. Olberz (8)	11,194	*	1,750	*	*
Frederick H. Schneider (6)	91,075	*	12,725	*	*
Craig L. Levra (9)	367,584	2.9%	843,162	46.6%	35.2%
Howard K. Kaminsky (10)	226,682	1.8%	296,321	16.6%	12.8%
Dennis D. Trausch (11)	298,180	2.4%	37,050	2.1%	2.2%
Tom H. Tennyson (12)	—	*	—	*	*
Tim A. Anderson (13)	65,750	*	7,250	*	*
Theodore F. Jackson (14)	32,168	*	2,096	*	*
Wedbush, Inc. (15)	1,007,334	8.1%	144,693	8.2%	8.2%
Silver Point Capital L.P. (16)	865,193	7.0%	—	*	1.8%
Dimensional Fund Advisors L.P. (17)	705,254	5.7%	—	*	1.5%
Directors and executive officers as a group (12 persons) (18)	8,878,222	67.2%	1,319,669	70.5%	69.7%

*	Less than 1%

(1)
The address of each executive officer and director is in care of the Company, One Sport Chalet Drive, La Cañada, California 91011. The address of Wedbush, Inc. is 1000 Wilshire Boulevard, Los Angeles, California 90017. The address of Silver Point Capital L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830. The address of Dimensional Fund Advisors L.P. is 1299 Ocean Avenue, Santa Monica, California 90401.

(2)	Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(3)
Based on 12,359,990 shares of Class A Common Stock and 1,763,321 shares of Class B Common Stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. The amount of shares beneficially owned by such person by reason of these acquisition rights is not deemed outstanding for the purpose of calculating the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4)	Based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common
Stock.

(5)
Consists of shares held by the Olberz Trust, a revocable grantor trust of which Mr. Olberz and his wife are co-trustees. 7,683,339 shares of Class A Common Stock and 105,565 shares of Class B Common Stock are pledged as collateral for a loan used in conjunction with a real estate construction project.

(Footnotes continued on next page)

(Footnotes continued from prior page)

(6)	Includes 14,250 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008.

(7)	Includes 23,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008.

(8)	Includes 5,500 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008.

(9)
Includes 367,500 shares of Class A Common Stock and 46,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008. 84 shares of Class A Common Stock and 796,912 shares of Class B Common Stock are pledged as collateral for a loan used to pay Mr. Levra’s income taxes resulting from the Recapitalization Plan.

(10)	Includes 144,750 shares of Class A Common Stock and 19,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008.

(11)
Includes 171,000 shares of Class A Common Stock and 23,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008. Excludes 38,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(12)	Excludes 50,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after August 5, 2008.

(13)
Includes 65,750 shares of Class A Common Stock and 7,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008. Excludes 42,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(14)
Includes 32,084 shares of Class A Common Stock and 2,084 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008. Excludes 38,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(15)
Based on information contained in Schedules 13G/A filed with the SEC on February 15, 2008, by Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. as joint filers. Wedbush, Inc. is the parent company of Wedbush Morgan Securities, Inc. Edward W. Wedbush is the chairman and principal shareholder of Wedbush, Inc. and the President of Wedbush Morgan Securities, Inc. Wedbush, Inc. states that it has sole voting power and sole dispositive power over 648,912 shares of Class A Common Stock and 96,716 shares of Class B Common Stock, shared voting power over 917,584 shares of Class A Common Stock and 131,067 shares of Class B Common Stock and shared dispositive power over 1,007,334 shares of Class A Common Stock and 144,693 shares of Class B Common Stock. Mr. Wedbush states he has sole voting power and sole dispositive power over 229,950 shares of Class A Common Stock and 32,850 shares of Class B Common Stock, shared voting power over 917,584 shares of Class A Common Stock and 131,067 shares of Class B Common Stock and shared dispositive power over 1,007,334 shares of Class A Common Stock and 144,693 shares of Class B Common Stock. Wedbush Morgan Securities, Inc. states it has sole voting power and sole dispositive power over 38,722 shares of Class A Common Stock and 4,167 shares of Class B Common Stock, shared voting power over 917,584 shares of Class A Common Stock and 131,067 shares of Class B Common Stock and shared dispositive power over 1,007,334 shares of Class A Common Stock and 144,693 shares of Class B Common Stock. Mr. Wedbush disclaims beneficial ownership of the Class A Common Stock or the Class B Common Stock held by Wedbush, Inc. or Wedbush Morgan Securities, Inc.

(16)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2008, by Silver Point Capital, L.P., Edward A. Mule and Robert J. O'Shea, as joint filers. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P., and Messrs. Mule and O'Shea are members of Silver Point Capital Management, LLC. Silver Point Capital, L.P. states that it has sole voting power and sole dispositive power over 865,193 shares of Class A Common Stock. Messrs. Mule and O'Shea each states that he has shared voting power and shared dispositive power over 865,193 shares of Class A Common Stock. Silver Point Capital, L.P., Silver Point Capital Management, LLC and Messrs. Mule and O'Shea each disclaims beneficial ownership of the Class A Common Stock held by Silver Point Capital Fund, L.P. or Silver Point Capital Offshore Fund, Ltd.

(17)
Based on information contained in a Schedule 13G/A filed with the SEC on February 6, 2008 by Dimensional Fund Advisors L.P. as the investment manager of certain investment companies, trusts and accounts. Dimensional Fund Advisors L.P. disclaims beneficial ownership of the Class A Common Stock or the Class B Common Stock held by these investment companies, trusts and accounts.

(18)
Includes 852,334 shares of Class A Common Stock and 107,834 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 5, 2008. Excludes 168,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Executive Officers

The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board, but shall not be less than three. The Board has fixed the number of directors at six. The Certificate of Incorporation provides that the Board shall be divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. The term of each class expires at the annual meeting of stockholders in the year 2008 (Class 1), the year 2009 (Class 2) and the year 2010 (Class 3).

The Certificate of Incorporation provides that each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors. At the Meeting, the holders of Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of three Class 1 directors.

The Board has nominated Al D. McCready, Eric S. Olberz and Frederick H. Schneider, each of whom currently is a member of the Board, for election as a Class 1 director at the Meeting, to serve until the annual meeting of stockholders to be held in 2011, or until their respective successors have been elected and qualified.

Each nominee has indicated his willingness to serve and, unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees of the Board. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Company's Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See "General Information – Procedures for Stockholder Nominations" above. Stockholders have not proposed any candidates for election at the Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. Except as set forth below, there are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of the Record Date. An asterisk (*) by the name of a director indicates that the Board has determined that the director is "independent" under the rules of the Nasdaq Stock Market ("Nasdaq").

Name	Age	Class	Position

Al D. McCready *	61	1
Director and a member of the Audit Committee since May 2001, Chairman of the Corporate Governance and Nominating Committee since November 2003 and a member of the Compensation Committee since June 2007. Mr. McCready is the Chairman and Chief Executive Officer of McCready Manigold Ray & Co., Inc., a consulting firm that serves retail and distribution industry clients. Mr. McCready has specialized in consulting with retail companies since 1978, focusing on corporate strategy, information systems strategy, and technology planning. Prior to founding McCready Manigold Ray & Co., Inc. in 1991, Mr. McCready was National Director of Retail and Distribution Industry Services and a Partner at the firm of Deloitte & Touche LLP. Mr. McCready received a Masters Degree in Business Administration from the University of Utah, and a Ph.D. in corporate governance from The George Washington University in Washington, D.C.

Eric S. Olberz	45	1
Director since 1992, a member of the Compensation Committee from 1992 until May 2004 and a member of the Audit Committee from 1992 until May 2001. Mr. Olberz is self-employed as a Certified Public Accountant. He was employed as a staff accountant with BDO/Nation Smith Hermes Diamond-Accountants & Consultants from November 2000 to July 2002. Mr. Olberz worked primarily with the firm's family office group, providing wealth management services for high net worth individuals. From July 1999 to November 2000, he was employed as a staff auditor with Moreland & Associates. Mr. Olberz was President and owner of Camp 7, Inc., a soft goods manufacturing operation located in Santa Ana, California, from July 1995 to October 1996 and Vice Chairman of the Company from October 1994 to July 1995, Vice President from 1984 to October 1994 and Secretary from October 1992 to July 1995. Mr. Olberz resigned as an officer and employee of the Company concurrently with Camp 7, Inc.'s acquisition of the Company's soft goods manufacturing operations in July 1995. Mr. Olberz received a Bachelors Degree with an emphasis in accounting from National University and is a Certified Public Accountant. Mr. Olberz is the son of Norbert Olberz, the Founder.

Frederick H. Schneider*	52	1
Director and a member of the Audit Committee since May 2000, Chairman of the Audit Committee since May 2004 and a member of the Corporate Governance and Nominating Committee since November 2003. Mr. Schneider currently is the Chief Financial Officer of Skechers USA, Inc. (NYSE:SKX), a footwear manufacturer. Prior to joining Skechers in January 2006, he served as a Senior Managing Director of Pasadena Capital Partners LLP, a private equity investment firm. He served as Chief Financial Officer and Principal of Leonard Green & Partners, L.P., a private equity investment firm, from September 1994 to January 1998. From June 1978 to September 1994, he was employed by KPMG Peat Marwick, including as an Audit and Due Diligence Partner from June 1989 to September 1994. Mr. Schneider is also a director and Chairman of the Audit Committee of Meade Instruments Corp., a manufacturer and distributor of consumer optical products.

Name	Age	Class	Position

John R. Attwood*	78	2
Director and Chairman of the Compensation Committee since February 1993 and a member of the Audit Committee from February 1993 until May 2001. Mr. Attwood is the President of Attwood Enterprises, a consulting business. He was the Chairman of Coca-Cola Bottling of Los Angeles and a Senior Vice President and a Group President of Beatrice Companies, Inc., the parent company of Coca-Cola Bottling of Los Angeles, until his retirement in 1986. He received a Bachelors Degree in Business Administration from California State University, Los Angeles.

Craig L. Levra	49	2
Chairman of the Board since August 2001, director since November 1998, President since November 1997, Chief Operating Officer from November 1997 until August 1999 and Chief Executive Officer since August 1999. Prior to joining the Company, Mr. Levra was employed by The Sports Authority, then the nation's largest sporting goods retailer. During his five-year tenure with that company, he held positions of increasing responsibility in merchandising and operations and was Vice President of Store Operations at the time of his departure. Mr. Levra received a Bachelors Degree and a Masters Degree in Business Administration from the University of Kansas. Mr. Levra currently serves on the Board of Directors of Junior Achievement of Southern California, the Board of Directors of the Southern California Committee for the Olympic Games, and the Board of Directors of the Los Angeles Sports and Entertainment Commission.

Donald J. Howard*	62	3
Director since June 2004 and member of the Compensation Committee since June 2004, the Corporate Governance and Nominating Committee since February 2005 and the Audit Committee since June 2007. Mr. Howard currently is Executive Vice President and Chief Operating Officer of Fritz Duda Company, a diversified real estate investment and development company. From 1998 until joining Fritz Duda Company, he was a Partner and Senior Vice President, Development of Marketplace Properties, a shopping center development company. He served as Senior Vice President, Development of Donahue Schriber, a Southern California mall development company, from 1997 until joining Marketplace Properties in 1998, and as Senior Vice President, Real Estate/Construction of The Vons Companies, Inc., a leading grocery store chain, from 1994 to 1997. Mr. Howard has been employed in the development, construction and management of retail properties in Southern California since 1974. He received a Bachelors Degree in Business Administration from the University of Southern California.

Name	Age	Class	Position

Howard K. Kaminsky	50	—
Chief Financial Officer since joining the Company in 1985, Executive Vice President - Finance since May 2000 and Secretary since July 1995. Mr. Kaminsky served as Vice President-Finance from January to April 1997, Senior Vice President-Finance from April 1997 to May 2000 and Treasurer from October 1992 to January 1997. Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP where he became a Certified Public Accountant. He received a Bachelors Degree in Business Administration from California State University, Northridge. Mr. Kaminsky is a member of Financial Executives International.

Dennis D. Trausch	59	—
Executive Vice President – Growth and Development since April 2002 and Executive Vice President-Operations from June 1988 until April 2002. Since joining the Company in 1976, Mr. Trausch has served in various positions starting as a salesperson and assuming positions of increasing responsibility in store and Company operations.

Tom H. Tennyson	48	—
Executive Vice President and Chief Merchandising Officer since joining the Company in April 2008. Mr. Tennyson has more than 25 years of experience with department and specialty retail stores. He served as Senior Vice President and General Merchandise Manager of Mervyns Department Stores from January 2005 until joining the Company, and from June 2004 to January 2005 as Vice President, Divisional Merchandise Manager of Galyan's Trading Company which was acquired by Dick's Sporting Goods in June 2004. From 1999 to 2004, Mr. Tennyson held positions of increasing responsibility with Kohl's Department Stores and was Vice President, Divisional Merchandise Manager at the time of his departure. From 1984 to 1999, he held various management positions with the Department Store Division of Dayton-Hudson Corporation. Mr. Tennyson received a Bachelors Degree in Retail Merchandising from the University of Wisconsin-Stout.

Tim A. Anderson	48	—
Senior Vice President – Retail Operations since July 2007, Vice President – Retail Operations from October 2003 to July 2007 and Director of Store Operations from April 2002 to October 2003. Mr. Anderson was employed by Vans Incorporated, a national apparel and footwear retailer, as Director of Retail Operations from 1998 until joining the Company.

Theodore F. Jackson	52	—
Vice President – Information Systems since February 2006, Director of Information Systems from May 1999 to February 2006 and Chief Information Officer since joining the Company in May 1999. Mr. Jackson’s retail experience includes over 34 years of operations, merchandising, and IT positions for multiple retailers including Safeway Stores, Inc., Junior's Tools, and Fred Meyer Stores. In addition, Mr. Jackson was a consultant in the retail practice at KPMG Peat Marwick. He received a Bachelors Degree in Business Administration from University of Maryland College Park, Maryland.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each committee consists of two or more directors who serve at the discretion of the Board. Each member of a committee is "independent" as defined under the applicable rules of Nasdaq and the SEC.

Audit Committee. The Audit Committee currently consists of Messrs. McCready, Howard and Schneider, who serves as the chairman of the committee. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the Company's accounting and system of internal controls, (ii) the quality and integrity of the Company's financial reports, (iii) the Company's compliance with legal and regulatory requirements, and (iv) the independence and performance of the Company's independent registered public accounting firm. The Board has determined that Mr. Schneider qualifies as an "audit committee financial expert" as defined under the rules of the SEC.

Compensation Committee. The Compensation Committee currently consists of Mr. Attwood, who serves as the chairman of the committee, and Messrs. Howard and McCready. The purpose of the Compensation Committee is to help to ensure that (i) the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company determined by the Board, (ii) the treatment of all executive officers is in an equitable and consistent manner, (iii) the Company maintains the ability to recruit and retain qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies are met. The committee also administers the Company's 1992 Incentive Award Plan (the "1992 Plan"), Executive Bonus Plan, Employment Retirement Savings Plan (the "401(k) Plan"), and 2004 Equity Incentive Plan (the "2004 Plan").

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Mr. McCready, who serves as the chairman of the committee, and Messrs. Howard and Schneider. The principal purposes of the Corporate Governance and Nominating Committee are to help ensure that (i) the Board is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company, and (ii) the Company has followed and continues to follow appropriate governance standards. To carry out its purposes, the committee (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) recommends the director nominees to be selected by the Board for the next annual meeting of stockholders, (iii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iv) oversees the evaluation of the Board and management. For further information concerning the criteria and procedures for selecting director nominees, see "Nominating Procedures and Criteria" below.

Charters of the Committees. Each standing committee of the Board has recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is available on the Company's website at www.sportchalet.com.

Meetings of the Board and Committees

The Board held six meetings during the fiscal year ended March 30, 2008. The Audit Committee held four meetings, the Compensation Committee held six meetings, and the Corporate Governance and Nominating Committee held four meetings, during the fiscal year ended March 30, 2008. Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and all such committees held during the fiscal year ended March 30, 2008.

It is the policy of the Company to require members of the Board to attend the annual meeting of stockholders, if practicable. Each director attended the 2007 annual meeting of stockholders.

Nominating Procedures and Criteria

Among its functions, the Corporate Governance and Nominating Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under "General Information – Procedures for Stockholder Nominations" above. Stockholder recommendations that comply with these procedures will constitute valid nominations and will receive the same consideration that the committee's nominees receive. Stockholders have not proposed any candidates for election at the Meeting.

Essential criteria for all candidates considered by the Corporate Governance and Nominating Committee include the following: integrity and ethical behavior; maturity; management experience and expertise; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations.

In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; experience in the Company's industry; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.

In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

The Board's nominees for the Meeting have been recommended by the Corporate Governance and Nominating Committee, and have been selected by the full Board.

Communications with Directors

Stockholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Corporate Governance and Nominating Committee, or with the independent directors as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company's office at One Sport Chalet Drive, La Cañada, California 91011.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any such communication that is not distributed will be made available to any independent director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors for their service in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Al D. McCready	45,000	—	9,120	—	—	—	54,120
Eric S. Olberz	31,000	—	9,120	—	—	—	40,120
Frederick H. Schneider	47,000	—	9,120	—	—	—	56,120
John R. Attwood	46,000	—	9,120	—	—	—	55,120
Donald J. Howard	46,000	—	17,054	—	—	—	63,054

(1)
The value of the equity awards in column (c) and (d) is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 30, 2008, in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), without regard to the estimate of forfeitures related to service-based vesting conditions. See Note 2 to the Company's audited financial statements for the fiscal year ended March 30, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as directors. Non-employee directors receive an annual retainer of $25,000 plus $1,000 for each Board or committee meeting attended during the fiscal year. The chair of the Audit Committee receives an additional $3,000 for each Audit Committee meeting attended, and the other committee chairs receive an additional $2,000 for each meeting of their respective committees attended. Directors also receive reimbursement of expenses incurred in attending meetings. The Board may modify such compensation in the future.

Prior to January 1, 2005, under the 1992 Plan, each non-employee director was granted automatically upon becoming a director, options to purchase 5,000 shares of Common Stock at the fair market value on the grant date. Under this plan, on each triennial date on which a non-employee director was reelected to the Board, options for an additional 5,000 shares were granted automatically to the director subject to an aggregate limit for any one non-employee director of options to acquire a total of 30,000 shares. Options under this plan are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of grant, and all options expire five years from the date of grant. Beginning January 1, 2005, under the 2004 Plan, on the date of the annual meeting of stockholders each non-employee director currently is granted options to purchase 2,000 shares of Class A Common Stock at the fair market value on the date of grant, except in fiscal 2007 when no options were granted. All options are fully vested upon grant and expire ten years from the date of grant. Messrs. Attwood, Howard, McCready, Eric Olberz and Schneider have been granted outstanding options representing a total of 16,000, 26,000, 16,000, 7,250, and 16,000 shares, respectively. See "Narrative to Summary Compensation Table and Grants of Plan Based Awards – 2004 Equity Incentive Plan."

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Attwood (Chairman), Howard and McCready. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Conduct

The Company has adopted a Code of Conduct applicable to all directors, officers and employees of the Company. A copy of the Code of Conduct is available on the Company's website, www.sportchalet.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct applicable to our Chief Executive Officer and senior financial executives on our website within four business days following the date of such amendment or waiver.

Audit Committee Report

The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of the Company's directors. Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market and the independence requirement of the SEC. Mr. Schneider qualifies as an “audit committee financial report” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company's financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	Reviewed and discussed with management the audited financial statements contained in the Company's Annual Report on Form 10-K for fiscal 2008; and

•	Obtained from management their representation that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Company's independent registered public accounting firm is responsible for performing an audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company's financial statements present fairly, in all material respects, the Company's financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees");

•
Reviewed and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"); and

•
Reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2008 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The charter is available on the Company's website at www.sportchalet.com.

The Audit Committee held four meetings with the independent registered public accounting firm during fiscal 2008, in each case with and without management present. In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company's financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company's registered public accounting firm is independent.

Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009, subject to ratification by the Stockholders at the Meeting.

Dated: June 10, 2008	THE AUDIT COMMITTEE

Donald J. Howard
Al D. McCready
Frederick H. Schneider

Certain Relationships and Related Transactions

Policy Regarding Related Person Transactions

 The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•
the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•
the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement, are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•
before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company's accounting department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•
the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to be renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

Property Leases

The Company leases from corporations controlled by Norbert Olberz, the Company’s former Chairman Emeritus and the Company's founder and the father of Eric S. Olberz (the "Founder"), its corporate offices in La Cañada and its stores in La Cañada, Huntington Beach and Porter Ranch, California. The Company has incurred rental expense to the Founder of $2.5 million, $2.5 million, and $2.4 million in fiscal 2008, 2007, and 2006, respectively.

On June 2, 2008, our Board of Directors upon recommendation of the Audit Committee approved a lease to relocate and expand the La Cañada store from a corporation under the control of the Founder. Four buildings which have served the La Cañada/Flintridge, California market will relocate into a single 45,000 square foot store in fiscal 2009. The initial term of the lease is ten years with three five-year option periods. Minimum annual rent for the first five years is $18.00 per square foot, plus common area maintenance and property taxes, with provisions for additional rent based on sales exceeding preset amounts. At the time of opening the relocated store, the existing lease for the old buildings will terminate.

Management believes that the occupancy costs under the leases with corporations controlled by the Founder are no higher than those which would be charged by unrelated third parties under similar circumstances.

Compliance with Reporting Requirements of Section 16

Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 2008, except for Messrs. Trausch and Anderson both of whom filed one late Form 4.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

Committee Members

The Compensation Committee (the "Committee") consists of three directors, John R. Attwood (Chairman), Donald J. Howard and Al D. McCready. The Board has determined that each member of the Committee is "independent" as that term is defined under the rules of Nasdaq. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six meetings during fiscal 2008 including six executive sessions without management.

Role of the Committee

The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.sportchalet.com under “About Us – Financial Information.” The Committee's purpose is to:

•	review and approve corporate goals and objectives relevant to compensation of the executive officers;

•	evaluate the performance of the executive officers in light of those goals and objectives;

•	determine and approve the compensation level of the executive officers based on this evaluation; and

•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Philosophy

The Company's general compensation philosophy is that compensation programs should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability. In support of this philosophy, the Committee believes that:

•
the total compensation of executives should be competitive (i.e., at approximately the 50th percentile) with the salaries paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•
the base salaries of executives generally should not exceed the median base salaries paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•	bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance objectives established by the Board;

•	upon the achievement of such objectives, bonuses and equity incentive awards should be adequate to compensate for base salaries which generally are below the median base salaries; and

•	bonuses and long-term equity incentive awards should serve to align the executive's interests with those of the Company's stockholders.

Compensation Committee Process

Annual Evaluation

The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the executive officers, including the Named Executive Officers (as defined under "Summary Compensation Table") during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish their performance goals and objectives for the current fiscal year; (iv) set their base salaries, benefits and target cash bonuses for the current fiscal year; and (v) consider and approve any grants to them of equity incentive awards.

Management's Role in Determining Executive Compensation

The Committee determines the compensation of all the executive officers, including the Named Executive Officers. Craig L. Levra, the Chief Executive Officer, plays a role in the Committee's determination of executive compensation because he evaluates employee performance, recommends performance targets and objectives and recommends salary levels, bonuses, benefits, and equity incentive awards of the executive officers, other than himself.

Compensation Consultant

The Committee's charter enables the Committee to retain a consulting firm to assist in the evaluation of executive compensation, and provides the Committee with the sole authority to approve the consulting firm's fees and other retention terms. During April 2008, the Committee retained Oaktree Associates, Inc. to provide the Committee with information concerning the range of compensation paid to executives with comparable duties by other companies that are of similar size and performance and in similar industries as the Company.

Comparable Companies and Benchmarking

In April 2008, Oaktree Associates, Inc. prepared a compensation survey (the "Survey") which included 14 retailers which emphasize sporting goods (the "Peer Group"). In order to obtain a large enough sample of companies, companies with significantly greater revenue, net income, net profit margin and number of employees than the Company were included. This was considered appropriate given the Company’s market for potential employees. The Survey compared the compensation paid to the principal executive, financial, buying, operations, merchandizing and information officers of the companies in the Peer Group to that paid by the Company to its six most highly paid executives for fiscal 2007. In addition, the Survey compared the compensation paid to such officers by the Company for fiscal 2007 to that paid to the covered executives by the seven companies in the Peer Group nearest to the Company with respect to revenue, net income, net profit margin and number of employees (the "Comparable Companies"). For the companies in the Peer Group, revenue ranged from $118 million to $5.75 billion, net income from a loss of $13 million to a profit of $251 million, net profit margin from a negative 1.4% to a positive 10.6%, and number of employees from 1,660 to 45,400. For the Comparable Companies, revenue ranged from $118 million to $911 million, net income from a loss of $13 million to a profit of $38 million, net profit margin from a negative 1.4% to a positive 7.4%, and number of employees from 1,660 to 9,500. All data concerning the companies in the Peer Group were based on their most recent SEC reports. The survey demonstrates that the relationship between the Company's executive compensation and that of the Peer Group is comparable to the relationship between the Company's executive compensation and that of the Comparable Companies.

The companies in the Peer Group were:

Foot Locker	Pacific Sunwear	Big 5 Sporting Goods*	Big Dog Holdings*
Dick's Sporting Goods	Columbia Sportswear	Hibbett Sports*	Zumiez*
Cabela's	Finish Line	Citi Trends*
Genesco	Gander Mountain*	Golfsmith International*

* Indicates a Comparable Company.

The Survey compares the cash compensation and the total compensation of the Company's executive officers to the comparable amounts paid by members of the Peer Group. "Cash compensation" is defined as the sum of base salary, cash bonus and all other cash compensation. "Total compensation" is defined as the sum of cash compensation and the value of equity awards valued at the date of grant.

The results of the Survey showed that for the Company's fiscal 2007:

•	cash compensation of the Company's CEO was 4% greater than the median cash compensation paid by the Comparable Companies, and 10% less than the median cash compensation paid by the Peer Group;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 25% to 48% less than the median cash compensation paid by the Comparable Companies;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 37% to 57% less than the median cash compensation paid by the Peer Group;

•	total compensation of the Company's CEO was 10% less than the median total compensation paid by the Comparable Companies, and 38% less than the median total compensation paid by the Peer Group;

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 31% to 53% less than the median total compensation paid by the Comparable Companies; and

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 55% to 69% less than the median total compensation paid by the Peer Group.

The survey demonstrates that the Company's executive compensation for fiscal 2007 is consistent with the Company's executive compensation philosophy.

Elements of Executive Compensation

The following table shows each element of executive compensation as a percent of the total compensation for each Named Executive Officer for fiscal 2007 and 2008:

Name	Title	Year	Base Salaries (%)	Bonus (%)	Equity Awards (%)(1)	All Other Compensation (%)
Craig L. Levra	Chairman of the Board, President and Chief Executive Officer	2008 2007	90 57	— 37	— —	10 6
Howard K. Kaminsky	Executive Vice President – Finance, Chief Financial Officer and Secretary	2008 2007	88 88	— —	— —	12 12
Dennis D. Trausch	Executive Vice President – Growth and Development	2008 2007	76 77	— —	1 —	23 23
Tim A. Anderson	Senior Vice President – Retail Operations	2008 2007	86 88	— —	2 —	12 12
Theodore F. Jackson	Vice President, Information Technology and Chief Information Officer	2008 2007	92 93	— —	1 —	7 7
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(1)
The value of the equity awards is the dollar amount recognized for financial statement reporting purposes for fiscal 2007 and 2008 in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), without regard to the estimate of forfeitures related to service-based vesting conditions. See Note 2 to the Company's audited financial statements for the fiscal year ended March 30, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

How and Why Executive Compensation Decisions Were Made

Base Salaries

The Committee reviews the base salary of each executive officer at the beginning of each fiscal year. In determining whether a change in base salary is appropriate, the Committee considers the Company's executive compensation philosophy described above, the executive's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, and the term's of the executive's employment agreement, if any. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies for the covered positions.

Although the Company's philosophy is use bonuses to motivate the executive to achieve specific strategic and performance objectives, for fiscal 2007 and 2008 the Company did not pay bonuses to its executive officers (except for a bonus in fiscal 2007 to the CEO) for the reasons described below. Based upon the Survey, the base salary paid by the Company to its CEO in fiscal 2007 was 12% less than the median base salaries paid by the Comparable Companies and 15% less than the median base salaries paid by companies in the Peer Group. Based upon the Survey, the base salaries paid by the Company to its four most highly compensated executives (other than the CEO) in fiscal 2007 ranged from 2% to 29% less than the median base salaries paid to the covered officers by the Comparable Companies and from 15% to 39% less than the median base salaries paid to the covered officers by companies in the Peer Group. To the extent that a Named Executive Officer has an employment agreement, such executive's employment agreement specifies a minimum level of base salary for the executive.

The following table shows the changes in the base salaries of the Named Executive Officers in fiscal 2008 and 2009:

Name	Fiscal 2007 Salary	Fiscal 2008 Salary	Percent Change FY '07/FY '08	Fiscal 2009 Salary	Percent Change FY '08/FY '09
Craig L. Levra	$380,000	$380,000	—	$380,000	—
Howard K. Kaminsky	228,000	228,000	—	228,000	—
Dennis D. Trausch	180,000	185,400	3.0%	185,400	—
Tim A. Anderson	170,000	180,000	5.9	180,000	—
Theodore F. Jackson	165,375	170,336	3.0	170,336	—

Other executive officers who were not Named Executive Officers received an average increase in base salary for fiscal 2008 and 2009 of 4% and 0%, respectively.

Messrs. Levra and Kaminsky did not receive an increase in base salary for services rendered in fiscal 2009 from that paid in 2008 and 2007. The other Named Executive Officers averaged an increase of 0% in fiscal 2009 compared to 2008 and 4.0% in fiscal 2008 compared to 2007. In determining the base salaries of the Named Executive Officers in fiscal 2009 compared to 2008, the Committee particularly noted the following:

•	the $3.4 million net loss experienced by the Company in fiscal 2008 compared to the $7.1 million in net income in 2007;

•	the results of the Survey;

•	the 4.0% average increase in the base salaries of the Named Executive Officers (other than Messrs. Levra and Kaminsky) in fiscal 2008 compared to 2007; and

•	the grant of equity incentive awards in fiscal 2008 and 2009 as described below.

In determining the base salaries of the Named Executive Officers in fiscal 2008 compared to 2007, the Committee particularly noted the following:

•	the 13% increase in the Company's net sales in fiscal 2007 compared to 2006 and the 9% decrease in the Company's net income (determined without the expense of the recapitalization plan); and

•	the 8.2% average increase in the base salaries of the Named Executive Officers in fiscal 2007 compared to 2006.

Bonuses

The Company maintains a bonus plan under which, subject to an overall maximum, certain executive officers may earn a bonus equal to a percentage of their annual base salaries, if the Company meets the performance criteria set by the Committee at the beginning of the fiscal year. In each of the last five years, the performance criteria set by the Committee has been a specified amount of pretax profit, and the percentage of annual base salary has been between 35% and 60% for Messrs. Trausch, Anderson and Jackson, between 40% and 65% for Mr. Kaminsky and between 70% and 160% for Mr. Levra. Generally, if the Company achieves 90% or more of the profit objective, these executives receive 50% of a full annual bonus plus 5% for each full percentage point achieved above 90%, up to 100%. However, even if the profit objective is achieved, the Committee can exercise negative discretion and determine not to award any bonuses.

In fiscal 2008, the Company did not achieve the minimum pretax profit objective and no bonus was paid to any of the Named Executive Officers. In fiscal 2007, the Company achieved the minimum pretax profit objective; but, the Committee exercised its negative discretion and determined not to award any bonus to any Named Executive Officer other than Mr. Levra. In deciding to grant Mr. Levra a bonus of $250,000 for fiscal 2007, the Committee particularly noted the following:

•	such bonus represented a 28% decrease in the bonus received by Mr. Levra for 2006;

•
Mr. Levra's contribution to the opening of five new stores in fiscal 2007, the highest number opened in one year by the Company, and to securing leases for an additional seven stores to open in 2008; and

•	Mr. Levra's contribution to the continuing improvement in the Company's infrastructure.

Over the past three fiscal years, the Company has achieved performance in excess of the minimum pretax profit objective two times. The following table sets forth for each of the past three fiscal years the minimum pretax profit objective, the actual pretax profit earned by the Company, and the average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers. Generally, the Committee sets the minimum pretax profit objective such that the relative difficulty of achieving the objective is consistent from year to year.

Fiscal Year	Minimum Pretax Profit Objective	Actual Pretax Profit	Average Executive Bonus as a Percent of Base Salary
2008	$8,100,000	$(5,586,000)	0%
2007	10,044,000	11,729,000	26%
2006	12,529,000	12,959,000*	64%

*	Computed without regard to the effect of the recapitalization plan on selling, general and administrative expenses totaling $8.7 million.

Equity Awards

In keeping with the Committee's compensation philosophy, the Committee believes that equity incentive awards should serve to align executive's interests with those of the Company's stockholders and motivate the executive to achieve the specific strategic and performance objectives established by the Board. Under the Company's 2004 Equity Incentive Plan, the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options, units and stock appreciation rights.

In fiscal 2007, the Company did not grant any equity incentive awards to the Named Executive Officers. However, on the last day of fiscal 2006, the Company had accelerated the vesting of all outstanding options, including options held by the Named Executive Officers to purchase an aggregate of 59,208 shares of Class A Common Stock and 15,005 shares of Class B Common Stock. The purpose of accelerating the vesting of all the outstanding options was to reduce the non-cash compensation expense that the Company otherwise would be required to recognize.

In fiscal 2008, the Company granted to Messrs. Trausch, Anderson and Jackson under the 2004 Equity Incentive Plan options to purchase up to 3,000, 5,000 and 3,000 shares, respectively, of the Company's Common Stock at $10.28 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant. In deciding to grant such awards, the Committee particularly noted the following:

•	the 13% increase in the Company's net sales in fiscal 2007 compared to 2006 and the 9% decrease in the Company's net income (determined without the expense of the recapitalization plan); and

•
the amount by which the cash compensation and the total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by the Company's competitors as evidenced by a 2005 independent compensation survey.

In fiscal 2009, the Company to date has granted to Messrs. Trausch, Anderson and Jackson under the 2004 Equity Incentive Plan options to purchase up to 35,000, 37,500 and 35,000 shares, respectively, of the Company's Common Stock at $4.94 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant. In deciding to grant such awards, the Committee particularly noted the following:

•	the number of shares issuable pursuant to, the vesting of and the decline in the value of the share-based compensation granted to each Named Executive Officers in prior fiscal years;

•
the amount by which the cash compensation and the total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies;

•	the increased competition being experienced by the Company in attracting and retaining key employees, including the Named Executive Officers;

•	the opening of seven new stores, the most the Company has ever opened in one year; and

•	the efforts required to implement new computer systems.

Messrs. Levra and Kaminsky received no options as their holdings of stock received as part of the recapitalization plan were considered sufficient motivation.

The exercise price of the stock options granted to date has been no less than the fair market value of the Common Stock as of the date of grant. To encourage retention, the ability to exercise the option is subject to vesting restrictions. The Committee's policy is to award options annually, which generally vest over five years and expire ten years from the date of grant, and are in recognition of the executive officer's current and potential contributions to the Company. Decisions made by the Committee regarding the timing and size of subsequent option grants take into consideration the Company's and the individual's performance, competitive market practices, the allocation between the cash and non-cash components of the individual's compensation, and the size and term of option grants made in prior years. In October 2006, the Company adopted procedures for the granting of stock options. These procedures provide that (i) options to executive officers may only be granted at the express direction of the Committee, (ii) the accounting department will conduct a quarterly review of all option grants to confirm that the requisite approval was obtained and to confirm that the exercise price for the option was determined in accordance with the requirements of the Company's equity incentive plan, (iii) the accounting department will report the results of that audit to the Committee's Chair, and (iv) each approval of an option grant by the Committee will expressly establish the date of grant, which generally will be a date after the date of approval only when such a delay in the date of grant is reasonably related to a legitimate business purpose, such as to coincide with a hiring or promotion. It is also the policy of the Company to generally avoid granting options as of a date during a blackout period.

Beginning on April 1, 2007, the Company began accounting for stock-based compensation in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). See Note 2 to the Company's audited financial statements for the fiscal year ended March 30, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on June 24, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

Post-Termination and Change in Control Payments

Messrs. Levra, Kaminsky and Trausch have employment agreements with the Company. Upon termination without “cause” (as defined), each of Messrs. Levra, Kaminsky and Trausch will receive his base salary for 24 months, 12 months and six months, respectively, following termination, payable on such dates as such executive officer's salary would have been paid before termination. Each of Messrs. Levra, Kaminsky and Trausch will receive health care for himself and his family for the shorter of (a) 18 months, 12 months, six months, and six months, respectively, following termination, or (b) the date such executive officer becomes eligible for health care coverage under another employer, or (c) the date such executive officer becomes eligible for health care coverage under his spouse's employer. If either of Messrs. Levra, Kaminsky or Trausch is terminated without "cause" (as defined in his respective agreement) after the end of the fiscal year but before payment of the bonus for that year, such executive officer will also be entitled to his accrued bonus for the previous fiscal year, if any. Upon termination by Messrs. Levra, Kaminsky or Trausch for “good reason” (as defined in his respective agreement), such executive officer will receive his base salary for 24 months, 12 months and six months, respectively, following termination, payable on such dates as his salary would have been paid before termination. The 2004 Equity Incentive Plan generally provides, that upon a change in control, all stock awards then outstanding shall vest immediately. For a further description of these arrangements, see "Potential Payments Upon Termination or Change in Control."

Benefits

During fiscal 2008, each executive officer received an annual automobile allowance of $18,000 for Mr. Levra, $10,800 for Messrs. Kaminsky and Trausch, $15,400 for Mr. Anderson and $5,000 for Mr. Jackson. For fiscal 2009, such amounts will remain unchanged. During fiscal 2008, each executive officer received reimbursement for personal tax and financial advisory services of up to $2,000 for Mr. Levra and $750 for Messrs. Kaminsky, Trausch and Anderson. For fiscal 2009, such amounts will remain unchanged. Each executive officer also is entitled to participate in the Company’s executive health care plan which pays all health care costs not covered by the Company’s group health insurance plan, up to $100,000 in the aggregate and $30,000 per occurrence, including premiums and deductibles.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

As the Company’s current compensation structure generally does not contemplate annual non-performance based compensation to any executive in excess of $1,000,000, the Committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific transactions.

Accounting for Share-Based Compensation

Beginning on April 1, 2006, the Company began accounting for share-based compensation in accordance with the requirements of SFAS 123(R). The impact of the adoption of SFAS 123(R) is discussed in Note 2 to the Company's audited financial statements for the year ended March 30, 2008 and included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2008.

Conclusion

The Committee believes that the Company's compensation policies support the Committee's compensation philosophy that compensation should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability. The Committee believes that for fiscal 2007, 2008 and 2009, the total compensation package for each of the Named Executive Officers is competitive with the total compensation paid to executives of other companies in the Company's industry that are of similar size and performance. In addition, the Committee believes that the bonus and equity awards help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance objectives established by the Board and align the executive's interests with those of the Company's stockholders.

Compensation Committee Report

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: June 10, 2008	THE COMPENSATION COMMITTEE

John R. Attwood, Chairman
Donald J. Howard
Al D. McCready

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended March 30, 2008 and April 1, 2007. The Named Executive Officers are the Company's Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig L. Levra Chairman of the Board, President and Chief Executive Officer	2008 2007	380,000 380,000	— —	— —	— —	— 250,000	— —	44,023 40,491	424,023 670,491

Howard K. Kaminsky Executive Vice President – Finance, Chief Financial Officer and Secretary	2008 2007	228,000 226,310	— —	— —	— 2,343	— —	— —	30,967 31,163	258,967 257,473

Dennis D. Trausch Executive Vice President – Growth and Development	2008 2007	184,000 177,740	— —	— —	2,308 —	— —	— —	56,259 53,259	242,567 230,999

Tim A. Anderson Senior Vice President – Retail Operations	2008 2007	177,300 166,790	— —	— —	3,831 —	— —	— —	24,592 22,312	205,723 189,102

Theodore F. Jackson Vice President–Information Systems and Chief Information Officer	2008 2007	169,000 163,255	— —	— —	2,308 —	— —	— —	12,656 13,050	183,964 176,305

(1)
The value of the equity awards in column (e) and (f) is the dollar amount recognized for financial statement reporting purposes for fiscal 2007 and 2008. In accordance with SFAS 123(R), stock option amounts are determined using the Black-Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 2 to the Company's audited financial statements for the fiscal year ended March 30, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on June 24, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). In fiscal 2006, the Company accelerated the vesting of all outstanding options.

(2)	Bonuses earned in fiscal 2007 based on the achievement of the targets established by the Board in June 2006 are shown in column (g).

(3)
Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, consisting of automobile allowances, reimbursement of personal tax and financial advisory services, matching contributions under the Company's retirement plan, group health insurance, group life insurance and executive health care. The amount shown in column (i) for "All Other Compensation" consists of the following:

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	Year	Craig L. Levra ($)	Howard K. Kaminsky ($)	Dennis D. Trausch ($)	Tim A. Anderson ($)	Theodore F. Jackson ($)
Automobile allowance	2008 2007	18,000 18,000	10,800 10,800	10,800 10,800	15,400 15,400	5,000 5,000

Tax and financial advisory services	2008 2007	2,000 2,000	750 750	750 750	750 750	— —

Matching contributions to retirement plan	2008 2007	2,583 2,626	2,396 3,015	— 686	— —	931 1,691

Group health and life insurance	2008 2007	15,024 15,024	15,024 15,024	10,517 10,517	5,008 5,008	4,380 4,380

Executive health care	2008 2007	6,416 2,841	1,997 1,574	34,462 30,506	3,434 1,154	2,345 1,979

Total	2008 2007	44,023 40,491	30,967 31,163	56,529 53,259	24,592 22,312	12,656 13,050

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Thres- hold ($)	Target ($)(1)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Craig L. Levra	6/4/07	—	399,000	—	—	—	—	—	—	—	—
Howard K. Kaminsky	6/4/07	—	148,200	—	—	—	—	—	—	—	—
Dennis D. Trausch	6/4/07	—	98,262	—	—	—	—	—	3,000	10.28	2,308
Tim A. Anderson	6/4/07	—	95,400	—	—	—	—	—	5,000	10.28	3,831
Theodore F. Jackson	6/4/07	—	90,365	—	—	—	—	—	3,000	10.28	2,308

(1)
Under the Company's executive bonus plan, certain executive officers may earn a bonus equal to a percentage of their annual base salaries. Generally, if the Company achieves 90% or more of the performance criteria set by the Committee at the beginning of the fiscal year, then the executives receive 50% of the full annual bonus plus 5% for each full percentage point above 90% achieved, up to 100%. However, even if the performance criteria are achieved, the Compensation Committee may exercise negative discretion and determine not to award any bonuses. The amount in column (d) is the amount payable if the Company had achieved 100% of the performance criteria for fiscal 2008 established by the Compensation Committee. In fiscal 2008, the Company did not achieve 90% of the performance criteria, and no bonuses were paid to any of the Named Executive Officers. See "How and Why Compensation Decisions Were Made – Bonuses."

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(2)
In accordance with SFAS 123(R), stock option amounts are determined using the Black-Scholes option valuation model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 2 to the Company's audited financial statements for the fiscal year ended March 30, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on June 24, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). The value of the equity awards in column (l) is the dollar amount recognized for financial statement reporting purposes for fiscal 2008 under SFAS 123(R) for equity awards granted in fiscal 2008.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into employment agreements, as amended, with each of Messrs. Levra, Kaminsky and Trausch. The term of employment of Mr. Levra commences on July 1 of each year and terminates on the following June 30 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term. The term of employment of Messrs. Kaminsky and Trausch commences on July 1 of each year and terminates on the following June 30 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term. For fiscal 2009, Messrs. Levra, Kaminsky and Trausch are entitled to (i) receive an annual base salary (subject to increase from time to time in the discretion of the Board) of $380,000, $228,000 and $185,400, respectively, (ii) participate in the executive bonus program, (iii) receive a monthly automobile allowance in the amount of $18,000 for Mr. Levra and $10,800 for Messrs. Kaminsky and Trausch, (iv) receive reimbursement for personal tax and financial advisory services up to $2,000 per year for Mr. Levra and $750 per year for Messrs. Kaminsky and Trausch, and (v) participate in all plans provided to executive officers or employees generally. In the event employment is terminated by the Company without "cause" (as defined in such employment agreements) or by the employee for specified causes, Mr. Levra will be entitled to his annual base salary for 24 months, Mr. Kaminsky will be entitled to his annual base salary for 12 months, and Mr. Trausch will be entitled to his annual base salary for six months.

Indemnification Agreements

In addition, the Company enters into an indemnification with its executive officers that may require the Company to indemnify him against liabilities that may arise by reason of his status or service.

2004 Equity Incentive Plan

General. The 2004 Equity Incentive Plan (the "2004 Plan") became effective on August 2, 2004. Under the 2004 Plan, awards may be granted to employees, directors and consultants of the Company and its affiliates. The purpose of the 2004 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in the Company's success.

As of June 6, 2008, 69,035 shares of Class A Common Stock and no shares of Class B Common Stock had been issued under the 2004 Plan, 873,011 shares of Class A Common Stock and 33,544 shares of Class B Common Stock were subject to outstanding awards, and there were 1,529,021 shares of Common Stock available for issuance under awards that may be granted in the future.

Administration. The 2004 Plan is administered by the Compensation Committee of the Board (the "Committee"). Subject to the provisions of the 2004 Plan, the Committee has a wide degree of flexibility in determining the recipients of awards, the terms and conditions of awards, and the number of shares or amount of cash to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the 2004 Plan are borne by the Company.

Terms of Awards. The 2004 Plan authorizes the Committee to enter into options, stock awards, SARs or cash awards with an eligible recipient. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

An award granted under the 2004 Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions. The Committee may grant options that either are intended to be "incentive stock options" as defined under Section 422 of the Internal Revenue Code (the "Code"), or are not intended to be incentive options ("non-qualified stock options"). Incentive stock options may be granted only to employees.

No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of Section 162(m) of the Code, and to provide the Committee flexibility in structuring awards, the 2004 Plan states that the aggregate number of shares subject to awards granted under the 2004 Plan during any calendar year to any one recipient shall not exceed 250,000, except that in connection with his or her initial service, an award may be granted conveying an additional 250,000 shares.

If awards granted under the 2004 Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the 2004 Plan. Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effectiveness of the 2004 Plan.

Payment of Exercise Price. An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by (i) delivering cash, or (ii) delivering previously owned shares of capital stock of the Company or (iii) delivering consideration received by the Company under a broker assisted sale and remittance program, the terms and conditions of which will be determined by the Committee.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the Company will obtain stockholder approval for any amendment to the 2004 Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by the Company's stockholders, no such amendment shall be made that would: (1) increase the maximum number of shares for which awards may be granted under the 2004 Plan, other than an increase pursuant to a change in the Company's capitalization; (2) reduce the exercise price of outstanding options; or (3) change the class of persons eligible to receive awards under the 2004 Plan. No such action by the Board or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the recipient. Unless terminated earlier, the 2004 Plan shall terminate ten years from the effective date.

Term. Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effective date. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the effective date.

Terms and Conditions of Stock Awards. Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.

Terms and Conditions of Cash Awards. Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the recipient as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee. The maximum amount payable as a cash award that is settled for cash may not exceed $2,000,000.

Performance Goals. The business criteria on which performance goals are based under the 2004 Plan will be determined on a case-by-case basis by the Committee. The performance criteria may include (l) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share (pre and after tax); (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders' equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) EBITDA, (24) comparable store sales; (25) labor productivity; (26) gross profit percentage of sales or dollars; (27) inventory turn; (28) new store performance; (29) new store sales; (30) new store profitability; (31) number of new stores opened; and (32) any other similar criteria as may be determined by the Committee.

Adjustments. If there is any change in the stock subject to the 2004 Plan or subject to any award made under the 2004 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2004 Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2004 Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the stockholders. In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of, any outstanding awards under the 2004 Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

1992 Incentive Award Plan

The 1992 Incentive Award Plan (the "1992 Plan") became effective in October 1992. The 1992 Plan authorized the granting of certain incentive awards including stock appreciation rights, non-qualified stock options, incentive stock options, restricted stock, dividend equivalents and performance awards. The 1992 Plan was amended on August 6, 1998 and August 1, 2002.

Although the 1992 Plan terminated on August 1, 2004, awards outstanding on that date may be exercised or settled after that date in accordance with their terms. Any shares not issued under the 1992 Plan are added to the shares available for issuance under the 2004 Plan.

As of June 6, 2008, there were 659,500 shares of Class A Common Stock and 103,500 shares of Class B Common Stock subject to outstanding options granted under the 1992 Plan.

The 1992 Plan provided for the grant of incentive stock options to employees of the Company. The 1992 Plan also provided for the grant of non-qualified stock options to the Company's officers, employees or consultants. Incentive stock options may have certain tax advantages for the optionee as compared to non-qualified stock options. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of an optionee who holds more than 10% of the Company's Common Stock. The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Company's Common Stock on the grant date. Shares subject to an option granted under the 1992 Plan may be purchased for cash or its equivalent, including shares of Common Stock. Options expire ten years after the grant date, with the exception of incentive stock options held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the grant date.

Executive Bonus Plan

The Company maintains a bonus plan under which, subject to an overall maximum, certain executive officers may earn a bonus equal to a percentage of their annual base salaries, if the Company meets the performance criteria set by the Compensation Committee at the beginning of the fiscal year. In each of the last five years and for fiscal 2009, the performance criteria set by the Compensation Committee is a specified amount of pretax profit. For fiscal 2008 and 2009, the applicable percentage of annual base salary was 53% for Messrs. Trausch, Anderson and Jackson, 65% for Mr. Kaminsky, and 105% for Mr. Levra. Generally, if the Company achieves 90% or more of the profit objective, but less than 100%, these executives receive 50% of a full annual bonus plus 5% for each full percentage point above 90% achieved. However, even if the target profit objective is achieved the Committee can exercise negative discretion and determine not to award any bonuses.

In fiscal 2008, the Company did not achieve the minimum pretax profit target and no bonus was paid to any of the Named Executive Officers. In fiscal 2007, the Company achieved the minimum pretax profit target; but, the Compensation Committee exercised its negative discretion and determined not to award any bonus to any Named Executive Officer other than Mr. Levra who received a $250,000 bonus for fiscal 2007. See "How and Why Executive Compensation Decisions Were Made in 2007 and 2008 - Bonuses."

401(k) Plan

Eligible employee participants could make voluntary contributions to a qualified retirement plan with a 401(k) feature (the "401(k) Plan"), through payroll deductions which are matched, in part, by the Company's contributions. Such contributions can be used by the participant to purchase interests in certain mutual funds or shares of the Company's Common Stock.

Each employee twenty-one years of age or older is eligible to participate in the 401(k) Plan on the first day of the pay period after completing three months of service. There are currently approximately 3,113 employees of the Company who are eligible to participate in the 401(k) Plan. Subject to compliance with certain nondiscrimination tests which limit contributions of or on behalf of "highly compensated employees" (as such term as defined in the federal tax laws), the participants may make an annual contribution equal to from 2% up to and including 100% of their salary compensation or $15,500 (whichever is less). Additional "catch-up" contributions are permitted for participants who have attained age 50 during the plan year.

Executive Health Care Plan

The Company’s executive officers participate in a supplemental group medical plan which reimburses them for medical expenses not covered under the Company’s basic plan for an annual benefit of up to $100,000 per employee or family unit for unreimbursed medical expenses during a calendar year (subject to a $10,000 per occurrence limit). Such medical expenses include deductibles, coinsurance, excess amounts up to the usual and customary prevailing health care charges, dental, orthodontia and vision care.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of March 30, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig L. Levra	143,750 90,000 80,000 100,000	— — — —	— — — —	2.22 2.38 4.30 7.49	4/15/09 5/11/10 5/11/11 3/31/16	— — — —	— — — —	— — — —	— — — —
Howard K. Kaminsky	40,000 60,000 46,000 8,000 10,000	— — — — —	— — — — —	2.22 2.38 4.30 3.62 7.49	4/15/09 5/11/10 5/11/11 9/29/13 3/31/16	— — — — —	— — — — —	— — — — —	— — — — —
Dennis D. Trausch	40,000 40,000 46,000 8,000 25,000 25,000 10,000 —	— — — — — — — 3,000	— — — — — — — —	2.22 2.38 4.30 3.64 6.35 8.15 7.49 10.28	4/15/09 5/11/10 5/11/11 9/25/13 8/26/14 6/28/15 3/31/16 7/02/17	— — — — — — — —	— — — — — — — —	— — — — — — — —	— — — — — — — —
Tim A. Anderson	8,000 25,000 25,000 15,000 —	— — — — 5,000	— — — — —	3.62 6.35 8.15 7.49 10.28	9/29/13 8/26/14 6/28/15 3/31/16 7/02/17	— — — — —	— — — — —	— — — — —	— — — — —
Theodore F. Jackson	6,668 10,000 7,500 10,000 —	— — — — 3,000	— — — — —	6.35 8.15 7.30 7.49 10.28	8/26/14 6/28/15 2/07/16 3/31/16 7/02/17	— — — — —	— — — — —	— — — — —	— — — — —

(1)
Such options first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant. Does not include an aggregate of 107,500 additional shares that may be issued upon the exercise by the Named Executive Officers of options granted to date in fiscal 2009. See "How and Why Executive Compensation Decisions Were Made - Equity Awards."

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during the year ended March 30, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)

Craig L. Levra	86,250	652,788	—	—
Howard K. Kaminsky	12,500	52,875	—	—
Dennis D. Trausch	—	—	—	—
Tim A. Anderson	—	—	—	—
Theodore F. Jackson	—	—	—	—

(1)
Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired on exercise (or vesting) by (ii) the difference between the closing price on the exercise (or vesting) date and the exercise price, and does not reflect an actual sales price. The actual value realized depends upon the number of shares actually sold by the Named Executive Officer, if any.

Pension Benefits

The table disclosing the actuarial present value of each Named Executive Officer's accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each of the Named Executive Officers during the year is omitted because the Company does not have a defined benefit plan for Named Executive Officers.

Nonqualified Deferred Compensation

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each executive's withdrawals, earnings and fiscal year ended balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

Potential Payments Upon Termination or Change in Control

The potential payments upon termination or change in control are governed by the Named Executive Officers' employment agreements (to the extent such officer has an agreement). Each of Messrs. Levra, Kaminsky and Trausch has an employment agreement with the Company.

Voluntary Termination

The 2004 Plan and form of option agreement generally provides that if the executive's service is terminated for any reason except death or "total and permanent disability" (as defined in the 2004 Plan), then the vested options will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date. The Company has discretion to determine when the executive's service terminates for purposes of the 2004 Plan.

Payment Upon Termination With Cause

As provided above, under the 2004 Plan, any vested options will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date. Under Messrs. Levra's, Kaminsky's and Trausch's employment agreements, upon termination with "cause" no further benefits will be payable to the executive officer upon such termination. "Cause" under the employment agreements means (i) the commission of a material criminal act or any act of fraud or material dishonesty with respect to the Company; (ii) misconduct; (iii) material breach of the employment agreement; (iv) insubordination or refusal to perform his required duties; or (v) an order of a court, administrative board or judge, or regulatory authority which precludes the executive officer from performing his duties.

Payment Upon Termination Without Cause

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date, and any unvested options will expire on the termination date. Upon termination without cause, each of Messrs. Levra, Kaminsky and Trausch will receive his base salary for 24 months, 12 months and six months, respectively, following termination, payable on such dates as such executive officer's salary would have been paid before termination. Each of Messrs. Levra, Kaminsky and Trausch will receive health care for himself and his family for the shorter of (a) 18 months, 12 months and six months, respectively, following termination, or (b) the date such executive officer becomes eligible for health care coverage under another employer, or (c) the date such executive officer becomes eligible for health care coverage under his spouse's employer. If Messrs. Levra, Kaminsky or Trausch are terminated without cause after the end of the fiscal year but before payment of the bonus for that year, such executive officer will also be entitled to his accrued bonus for the previous fiscal year, if any. These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts. In addition these payments shall not constitute "excess parachute payments" under Section 280G of the Code. If the auditors of the Company were to determine that they constitute "excess parachute payments" they will be reduced to the maximum amount payable without them constituting as such.

Payment Upon Termination by Executive for Good Reason

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date. Upon termination by Messrs. Levra, Kaminsky or Trausch for “good reason,” such executive officer will receive his base salary for 24 months, 12 months and six months, respectively, following termination, payable on such dates as his salary would have been paid before termination. These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts. "Good reason" under the employment agreements mean (i) a significant reduction in the executive officer's authority or duties; (ii) a significant reduction in, or failure to pay his base salary; or (iii) the exclusion of the executive officer from participation in compensation plans or fringe benefits otherwise available to Vice Presidents of the Company. The executive officer has to send written notice to the Company within 90 days for it to constitute a good reason. In addition these payments shall not constitute "excess parachute payments" under Section 280G of the Code. If the auditors of the Company were to determine that they constitute "excess parachute payments" they will be reduced to the maximum amount payable without them constituting as such.

Payment Upon Termination Due to Death or Disability

The 2004 Plan and form of option agreement generally provides that if the executive dies or has “total or permanent disability” (as defined), any vested options will expire at the earlier of the expiration date or 12 months after the termination date, and any unvested options will expire on the termination date. As used in the 2004 Plan "total or permanent disability" has the meaning set forth in Section 22(e)(3) of the Code.

Payment Upon a Change in Control

Under the 2004 Plan, upon a change in control, the Committee may accelerate the vesting of all share-based compensation granted to the executive. A "Change in Control" means:

•
any merger or consolidation in which the Company is not the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately before the transaction);

•	the sale of all or substantially all of the Company's assets;

•	the acquisition of beneficial ownership of a controlling interest of the outstanding shares of Common Stock of the Company by any person;

•	the dissolution or liquidation of the Company;

•	a contested election of directors which result in the directors before such election or their nominees ceasing to constitute a majority of the Board; or

•	any other event specified by the Board, regardless of whether at the time an award is granted or thereafter.

Under the employment agreements, Messrs. Levra, Kaminsky and Trausch are subject to non-competition clauses during the term of their employment, and are not permitted to disclose any confidential information or trade secrets of the Company, without prior written consent.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer's employment was terminated on March 30, 2008, and assuming that the change in control occurred at March 30, 2008. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Name	Voluntary Termination ($)(1)	Termination With Cause ($)(1)	Termination Without Cause ($)(1)	Change in Control ($)(1)	Termination for Good Reason ($)(1)	Death ($)(1)(2)	Disability ($)(1)(3)

Craig L. Levra	—	—	760,000	—	760,000	15,000	120,000

Howard K. Kaminsky	—	—	228,000	—	228,000	15,000	120,000

Dennis D. Trausch	—	—	92,700	—	92,700	15,000	111,240

Tim A. Anderson	—	—	—	—	—	15,000	108,000

Theodore F. Jackson	—	—	—	—	—	15,000	102,200

(1)
Excludes the value of vested stock options as of March 30, 2008, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of the Company’s Common Stock on March 30, 2008. The value of vested stock options as of March 30, 2008 is as follows: Mr. Levra $758,000 (313,750 shares); Mr. Kaminsky $345,000 (154,000 shares); Mr. Trausch $288,000 (134,000 shares); Mr. Anderson $13,000 (8,000 shares); and Mr. Jackson has no vested stock options with the market price in excess of the exercise price.

(2)	Represents the amount due from Company purchased life insurance.

(3)	The Company maintains long-term disability insurance which pays 60% of salary limited to $120,000 annually.

Equity Compensation Plan Information

The following table sets forth certain information with respect to shares of common stock that may be issued under our equity compensation plans as of March 30, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Plans Approved by Stockholders Class A	1,295,011	(1)	$5.41	1,529,021	(2)

Class B	137,044		$4.05	1,529,021	(2)

Plans Not Approved by Stockholders	—		—	—

(1)
At June 6, 2008, there were 1,522,511 shares of Class A Common Stock issuable upon the exercise of outstanding options. The change from March 30, 2008 is due to subsequent grants of options to purchase up to 227,500 shares of the Company's Class A Common Stock and the absence of any forfeitures.

(2)
At June 6, 2008, there were 1,301,521 shares of common stock available for issuance, which shares may be either Class A Common Stock or Class B Common Stock. The change from March 30, 2008 is due to subsequent grants of options to purchase up to 227,500 shares of the Company's Class A Common Stock and the absence of any forfeitures.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of the Audit Committee, has ratified the selection of Moss Adams LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 30, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Moss Adams LLP, the Company's independent registered public accounting firm for the fiscal year ended March 30, 2008, will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

Audit Fees:  Fees for audit services totaled $192,929 in fiscal 2008 and $177,000 in fiscal 2007, including fees associated with the annual audit and the reviews of the Company's Quarterly Reports on Form 10-Q.

Audit-Related Fees:  Fees for audit related services totaled $53,257 in fiscal 2008 and $30,000 in fiscal 2007. Audit-related services principally include benefit plan audits and accounting consultations.

Tax Fees:  Fees for tax services, including tax compliance, tax advice and tax planning totaled $124,412 in fiscal 2008 and $17,000 in fiscal 2007.

All Other Fees:  Fees for other services totaled $0 in fiscal 2008 and $48,000 in fiscal 2007.

The Audit Committee administers the Company's engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings.

SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company's 2009 annual meeting must be received by the Secretary of the Company at the Company's office at One Sport Chalet Drive, La Cañada, California 91011 on or before February 2, 2009, in a form that complies with applicable regulations. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2009 annual meeting. Upon any determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company's ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company before May 15, 2009, the proxies solicited by the Board for the 2009 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2009 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2009 annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2008 (excluding the exhibits thereto) as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company's independent registered public accounting firm.

The Company will provide a copy of the exhibits to its Form 10-K for the fiscal year ended March 30, 2008 upon the written request of any beneficial owner of the Company's securities as of the Record Date and reimbursement of the Company's reasonable expenses. Such request should be addressed to the Company c/o Howard K. Kaminsky, the Secretary of the Company, at One Sport Chalet Drive, La Cañada, California 91011. Exhibits are available at no charge on the SEC's website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR TO VOTE BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary

La Cañada, California
July 1, 2008

Proxy for Annual Meeting
of the Stockholders to be held
August 5, 2008

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Internet www.proxyvoting.com/SPCH Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	O R	Telephone 1-888-426-7035 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	O R	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

▼ DETACH PROXY CARD HERE▼

PROXY

SPORT CHALET, INC.
PROXY FOR CLASS A AND CLASS B COMMON STOCK
FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SPORT CHALET, INC.

The undersigned, a stockholder of SPORT CHALET, INC., a Delaware corporation (the "Company"), hereby appoints Craig L. Levra and Howard K. Kaminsky, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of the Company, to be held on August 5, 2008, and any postponement or adjournment thereof, and in connection therewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote, as follows:

(Continued, and to be marked, dated and signed, on the other side)

▼ DETACH PROXY CARD HERE▼

PLEASE INDICATE YOUR VOTES BELOW BY CHECKING THE APPROPRIATE SELECTION

1.	ELECTION OF DIRECTORS

Three directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. The Board of Directors has nominated Al D. McCready, Eric S. Olberz and Frederick H. Schneider for election as directors at the Meeting.

☐  For all nominees listed below except as indicated to the contrary).
☐  WITHHOLD AUTHORITY to vote for all nominees listed below.

01  Al D. McCready
02  Eric S. Olberz
03  Frederick H. Schneider

(Instructions: To withhold authority to vote for any nominee, line through or otherwise strike out his name above)

2.	RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2009.

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

3.	OTHER BUSINESS

To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known prior to June 1, 2008, said proxies are authorized to vote in accordance with the recommendations of the Board of Directors.

This Proxy will be voted in accordance with the instructions set forth above. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the directors named above, FOR the ratification of the appointment of Moss Adams LLP and in accordance with the recommendation of a majority of the Board of Directors on such other business as may come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors.

Date:        , 2008

Signature(s) of Stockholder(s)
(See Instructions Below)

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give the title of signing officer.